Exhibit 99.1

Riverstone Contact:	Investor Relations Contact:

Michael W. Overby	Howard Kalt
Interim Chief Financial Officer	Kalt Rosen & Co.
Riverstone Networks, Inc.	415/397-2686
408/878-6500

RIVERSTONE NETWORKS ANNOUNCES 2ND QUARTER OPERATING PERFORMANCE,

PLAN TO LOWER COMPANY’S BREAK-EVEN TARGET

SANTA CLARA, Calif., November 2, 2005 – Riverstone Networks (RSTN.PK), a leader in carrier Ethernet solutions, today announced highlights of its second fiscal quarter operating performance and its plan to expand its already growing R&D organization in India to accelerate cost reductions and lower the company’s break-even target.

Riverstone shipped $16.1 million of hardware products in the second fiscal quarter ended August 27, 2005, which represents an 11.5 percent decrease over the $18.2 million of shipments in the previous quarter ended May 28, 2005. For the six-month period ended August 27, 2005, shipments grew 23 percent over the comparable six-month period a year ago, which ended August 28, 2004. As previously noted, Riverstone’s carrier-customer sales cycles tend to be long, and the sales process on large transactions often extends across reporting periods. Pending completion of the company’s audit, Riverstone cannot provide a reconciliation of shipments to revenue stated in accordance with Generally Accepted Accounting Principles (GAAP).

Riverstone ended the fiscal second quarter 2006 with cash and marketable securities totaling $120.3 million, compared with $139.8 million at the end of the first quarter, a decrease of $19.5 million. During this quarter, the company expended approximately $1 million for capital equipment in connection with the R&D expansion in India, and paid the final $1.8 million due in connection with the derivative lawsuit. Cash used in operations and working capital requirements accounted for the remainder of the cash decrease from the previous quarter.

Lowering Break Even Target Through Company Restructuring

To achieve the company’s profitability targets and conserve its cash position, Riverstone today announced a company restructuring plan that includes overall organizational efficiencies and an R&D redeployment plan. Management believes these actions will lower Riverstone’s break-even revenue level from the previously-announced mid $40 million level to under $30 million per quarter. As part of this plan, the company will grow its Bangalore-based engineering team, which currently consists of approximately 140 engineers, to more than 200 over the next six months. Riverstone’s goal is to have an engineering team that is larger than today’s organization and is primarily based in a lower-cost venue. This expansion continues Riverstone’s commitment to retain its industry leading technology position.

The redeployment plan builds upon the proven track record of the engineering team in India. In the last 18 months, this team has been responsible for the development and maintenance of the successful RS product line, for the quality assurance of the 15008 product, and for the joint development of the new Riverstone 15100 and 15200 Carrier Ethernet Access Routers with the US-based team. To enable a smooth execution of this plan, the company is expanding its facility in Bangalore to accommodate the growing team. Riverstone has augmented the engineering team with product management and customer support resources, and plans to relocate some corporate back-office functions to the Bangalore facility to further reduce operating costs. At the same time, Riverstone is downsizing its Santa Clara facility, further lowering its fixed cost of operations. The company’s goal is to complete the restructuring process by the end of February 2006 at an expected total restructuring cost of approximately $4 million.

Financial Statement Filing Process

As previously announced, Riverstone retained the services of Grant Thornton LLP (“GT”), a registered independent public accounting firm, in October 2004. During the course of completing the fiscal year 2004 audit, GT raised certain technical issues concerning the accounting treatment of revenue for products and services delivered to customers. Together with its auditors, the company has consulted with the Office of the Chief Accountant of the Securities & Exchange Commission (SEC) regarding the proper application of GAAP to the company’s revenue transactions, and is in the process of finalizing the resolution of these matters. Riverstone expects to provide an update on the status of the audit by the end of December 2005.

Second-Quarter Highlights

During the second fiscal quarter, Riverstone announced several new customers, including:

•	China Telecom’s Shanghai subsidiary, deploying Ethernet access services over its core ATM infrastructure;

•	Telecom Serbia, deploying a new multi-service MPLS metropolitan area network (MAN);

•	Hubei CATV, the incumbent cable operator of the Hubei province in China, deploying an Ethernet infrastructure for new VPN services;

•	EWE Tel in Germany, deploying new Ethernet-based VPN services;

•	Kazakhtelecom, Kazakhstan’s national carrier, deploying converged Ethernet infrastructure for business and residential services sold by the company’s global strategic reseller Lucent Technologies; and

•	Enhanced Telecommunications Corporation (ETC), an Indiana-based Independent Operating Company (IOC), deploying a converged Ethernet infrastructure also sold by Lucent.

Following the close of the quarter, the company announced new sales collaborations, strengthening its channel execution and ability to support customers worldwide. Riverstone entered into an OEM agreement with DATATEL JSC, one of Russia’s largest systems integrators, allowing the company to further penetrate the Russian and other Eastern European markets. In North America, Dynavar, a sales channel into small and medium operators, has already sold Riverstone Ethernet routers to multiple providers. Lastly, PacketFront, a Swedish equipment manufacturer active in FTTH buildouts worldwide, has already begun selling Riverstone products in Europe.

The company continues to receive orders from major customers including Telefonica, UTOPIA, PCCW, and others as part of ongoing triple-play deployments. Second quarter shipments to the company’s top ten accounts ranged in size from approximately $300,000 to $4 million and these larger transactions accounted for approximately 75 percent of total shipments. The three largest customers each accounted for more than 10 percent of shipments. Riverstone has also continued to receive new embedded infrastructure orders as part of 3G wireless deployments as well as its first IP Multimedia Subsystems (IMS) deployment through a strategic reseller. In recognition of its continued market penetration, Riverstone was ranked the industry’s second leading carrier Ethernet switch/router vendor by analyst firm Heavy Reading in August 2005, which reported that Riverstone’s marketshare is second only to that of industry giant Cisco Systems among a field of 10 equipment providers.

Extending its product innovation, in June, Riverstone announced new functionality for its flagship 15008 Ethernet Edge Router to expand its role in the convergence of business and residential services. Following the close of the quarter, the company announced two new members of the 15000 product family: the Riverstone 15100 and 15200. The company anticipates these two new MPLS-based Ethernet routers will offer a unique combination of high reliability, rich feature set, and low-price, so that service providers of all sizes have the tools they need to cost-effectively deliver next generation business and residential triple play services. The company’s recent achievement of the Metro Ethernet Forum’s (MEF) carrier Ethernet certification for the Riverstone 15008 and RS product lines further validated its technology leadership and product excellence.

“We continue to win new customers, expand deployments within existing accounts, extend sales reach with new collaborations worldwide, and demonstrate technology leadership with new product introductions,” said Oscar Rodriguez, Riverstone’s President and Chief Executive Officer. “We expect the plan we announced today to substantially lower our costs while maintaining our product leadership and sales momentum.”

Conference Call

Riverstone Networks will hold a conference call today, November 2, 2005, beginning at 5:00 p.m. EST / 2:00 p.m. PST, to discuss operations and these preliminary results. Those wishing to participate in the live call should dial 800-473-1292 (international callers may dial 973-409-9262) approximately 10 minutes before it is scheduled to begin or, for the simultaneous web cast, go to www.riverstonenet.com. A replay of the call will be available beginning one hour after the call’s conclusion, continuing to 11:59 p.m. EST on Wednesday, November 9th. The replay may be accessed on the company’s website or by dialing 877-519-4471 (international callers may dial 973-341-3080) and entering PIN #6594383.

Riverstone Networks, Inc. (RSTN.PK) is a leading provider of carrier Ethernet infrastructure solutions for business and residential communications services. Riverstone’s Ethernet router portfolio uniquely delivers the reliability that allows carriers to meet the triple play - voice, video and data - service requirements of their customers in a cost-effective and scalable way. Riverstone allows carriers to offer new services over existing revenue-generating networks permitting them to evolve to a next generation Ethernet infrastructure.

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Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this press release, including statements concerning the company’s plans to restructure, expand its India research and development facility, reduce the overall expenses of the business, the future resolution of issues with the company’s accounting policies, and the future filing of financial reports to the SEC, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include factors such as competition for skilled employees in India, the difficulties of managing an engineering organization that is distant from the company’s headquarters, the ability to maintain sales and product development while the company undergoes a restructuring, and any unforeseen events that could further delay or prevent the company from filing its periodic financial reports, along with those risks and uncertainties detailed from time to time in Riverstone Networks’ SEC reports, including the reports on Form 8-K filed on November 2, 2005. The company assumes no obligation to update or revise these forward-looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.